October 26, 2004
Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director of Investor and Corporate Communications

BANTA REPORTS STRONG THIRD QUARTER RESULTS

•	Third quarter 2004 revenue of $380 million increased 8 percent over the same period last year.

•	Diluted earnings per share increased to 76 cents compared with 62 cents in 2003’s third quarter, including last year’s restructuring charges.

•	Excluding 2003’s restructuring charges, this year’s 76 cents per diluted share increased 13 percent above 2003’s 67 cents.

        MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported strong results for 2004’s third quarter and first nine months. Revenue for the quarter ended October 2, 2004, was $380 million, 8 percent above the $352 million reported in the same period last year. Net earnings for the three-month period were $19.1 million compared with 2003’s third quarter net earnings of $16.0 million, which included restructuring charges. Excluding the restructuring charges, third quarter net earnings were 11 percent higher than the prior year’s $17.2 million.

        Diluted earnings per share for the quarter increased 23 percent to 76 cents, compared with last year’s 62 cents, including the restructuring charges. Excluding the charges, 2003’s third quarter diluted earnings per share rose 13 percent over the prior year’s 67 cents.

        “We are encouraged by our third quarter results,” said Chairman and Chief Executive Officer Stephanie A. Streeter. “Volume increased for both our print and supply-chain management businesses. In our Print Sector, momentum in direct marketing remains strong, our catalog turnaround efforts delivered significantly improved results, our publications division maintained its strong performance and our book division reported higher revenue despite pricing challenges. Our Supply-Chain Management Sector

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recorded another exceptional quarter, benefiting from productivity gains and strong volume from both existing and new customers.”

        For the nine months ended October 2, 2004, revenue increased to $1.12 billion, 9 percent above the prior year’s $1.02 billion. Net earnings increased 40 percent to $48.4 million ($1.89 per diluted share) compared with the prior year’s $34.5 million ($1.34 per diluted share), including special charges. Excluding the charges, net earnings were 14 percent higher than the prior year’s nine-month net earnings of $42.6 million ($1.66 per diluted share).

        The following table provides a reconciliation of net earnings and diluted earnings per share, reported in accordance with generally accepted accounting principles, to earnings and diluted earnings per share excluding special charges, for the three- and nine-month periods ended October 2, 2004, and September 27, 2003:

	Three Months Ended		Nine Months Ended
Net Earnings (dollars in millions)	2004	2003	2004	2003
GAAP net earnings, as reported	$19.1	$16.0	$48.4	$34.5
Restructuring charge	--	1.2	--	5.3
Litigation settlement	--	--	--	2.8

Net earnings excluding special charges	$19.1	$17.2	$48.4	$42.6

Diluted Earnings per Share (EPS)
GAAP diluted EPS, as reported	$0.76	$0.62	$1.89	$1.34
Restructuring charge	--	0.05	--	0.21
Litigation settlement	--	--	--	0.11

Diluted EPS excluding special charges	$0.76	$0.67	$1.89	$1.66

OPERATING HIGHLIGHTS

•	Banta’s Supply-Chain Management Sector continued to deliver excellent results in the third quarter, recording significant increases in sales and profits. Revenue increased 19 percent to $99 million, and operating earnings of $12.2 million rose 22 percent over the $10.0 million reported for 2003’s third quarter, before last year’s pretax restructuring charges of $1.1 million. The corporation’s customers in the computer hardware market continued to show strength through the third quarter, reflecting an improved technology spending environment. Operating margins also increased compared with 2003’s third quarter as improved productivity, additional volume and better facility utilization enhanced profitability.

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•	Print Sector revenue for the third quarter increased 5 percent, reaching $257 million. Operating earnings increased to $23.1 million, 10 percent above last year’s $21.1 million, before 2003’s special charges of $917,000. Helping generate those gains were improved volume in direct mail, a general increase in magazine pages printed, and the benefits of last year’s catalog division restructuring and modernization.

•	The catalog division experienced its two strongest months of the year in August and September as it won new titles, benefited from an increase in catalog quantities per print run, and tightened its focus on more attractive business opportunities. Catalog revenue for the quarter declined primarily because of last year’s planned shutdown of the St. Paul plant, which reduced overall catalog print capacity. However, profitability increased dramatically as a result of 2003’s restructuring and the subsequent major productivity enhancements and improved plant utilization.

•	Banta’s direct marketing division delivered a healthy double-digit revenue gain and more than doubled its earnings compared with last year’s third quarter. The division benefited from new-customer wins and a strong increase in demand across all of its segments – retail, financial services, consumer packaged goods and ad agencies. Especially robust activity came from a number of Fortune 500 clients requiring more complex levels of print and personalization.

•	Print volume increased in the book division over the prior year, but pricing pressures affected both revenue and profitability. While revenue increased modestly, operating earnings declined compared with the same period last year. Educational print revenue was comparable to the same period last year, however pricing pressures reduced earnings. Trade book revenue and earnings both increased, and the literature management business recorded improved revenue and comparable earnings.

•	The corporation’s publications division reported double-digit gains in third quarter sales and operating earnings. Banta continued to gain market share in special-interest magazines and benefited from a second consecutive quarter of increased magazine page counts. Banta’s internal measure of magazine page counts rose more than 5 percent in the third quarter.

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•	Banta’s single-use healthcare products division reported third quarter sales and earnings comparable to the same period last year. The results were encouraging in light of this year’s significant increase in raw material costs, specifically paper, tissue and resin, which negatively affected profitability.

•	Corporatewide productivity efforts and a heavy emphasis on spending controls will result in lower than originally expected capital expenditures for 2004. Total capital spending for the nine months to date totaled $54 million. Spending for the year is now expected to be in the range of $70 million to $80 million.

        “We are optimistic about business prospects for the remainder of this year and next year,” says Streeter. “The solid economy is supporting an active direct mail and catalog environment, we’re realizing our planned cost savings from last year’s restructuring activities, and we are accelerating our productivity efforts, which should help increase Print Sector margins. Supporting next year’s growth is an active schedule of states adopting new curriculum programs, which drives educational print activity and should produce additional opportunities for our book division. Expectations for our literature management business remain strong as we’ve realigned the business and expanded its capacity to provide print-related supply-chain solutions for our customers’ marketing collateral and program enrollment materials.

        “In our Supply-Chain Management Sector, we’re continuing to gain additional opportunities with our existing customers and aggressively pursuing expansion into new markets. We also have several productivity initiatives underway, which should help us maintain solid profitability in this attractive growth business.”

        Management reconfirms its previous guidance for 2004 revenue and diluted earnings per share. Expectations are for 2004 revenue to grow at a rate in the mid-single digits over 2003, and diluted EPS to be in a range of $2.63 to $2.71.

        Banta will host a conference call to discuss its third quarter results on Wednesday, October 27 at 9:00 a.m. CDT (10:00 a.m. EDT). This call will be simultaneously broadcast in the Investor Information area of Banta’s Website at www.banta.com, and a replay of the call will be available.

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        Banta Corporation (http://www.banta.com) is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to the world’s largest technology companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended September		9 Months Ended September
	2004	2003	2004	2003
Revenues:
Printing and Supply-Chain Services	$355,854	$327,030	$1,046,444	$952,177
Product Sales	24,477	24,585	74,597	72,599

Total Revenues	380,331	351,615	1,121,041	1,024,776
Cost of Printing and Supply-Chain Services	275,582	255,203	821,584	745,364
Cost of Products Sold	20,383	19,837	61,834	57,567

Gross Profit	84,366	76,575	237,623	221,845
SG&A Expense	53,746	47,859	159,513	148,356
Restructuring Charge	--	2,048	--	8,517
Litigation Settlement	--	--	--	4,602

Earnings from Operations	30,620	26,668	78,110	60,370
Other Income (Expense)
Interest Expense	(1,396)	(1,835)	(4,974)	(6,461)
Interest Income	536	598	1,539	1,756
Other, net	(114)	(6)	549	(408)

Earnings before Income Taxes	29,646	25,425	75,224	55,257
Provision for Income Taxes	10,550	9,470	26,850	20,800

Net Income	$19,096	$15,955	$48,374	$34,457

Basic Earnings per Share	$0.77	$0.62	$1.92	$1.36
Diluted Earnings per Share	$0.76	$0.62	$1.89	$1.34
Average Shares Outstanding:
Basic	24,900	25,534	25,156	25,402
Diluted	25,207	25,784	25,551	25,620
Composite Tax Rate	35.6%	37.2%	35.7%	37.6%

SEGMENT INFORMATION

	3 Months Ended September		9 Months Ended September
Net Sales	2004	2003	2004	2003
Printing Services	$256,708	$243,630	$741,522	$707,231
Supply-Chain Management Services	99,146	83,400	304,922	244,946
Healthcare Products	24,477	24,585	74,597	72,599

	$380,331	$351,615	$1,121,041	$1,024,776

Earnings from Operations
Printing Services	$23,083	$20,157	$56,787	$43,067
Supply-Chain Management Services	12,234	8,860	34,028	23,294
Healthcare Products	2,448	2,527	7,388	8,915

Segment earnings from operations	37,765	31,544	98,203	75,276
Unallocated corporate expenses	(7,145)	(4,876)	(20,093)	(14,906)
Interest expense	(1,396)	(1,835)	(4,974)	(6,461)
Interest income	536	598	1,539	1,756
Other expense	(114)	(6)	549	(408)

Earnings before income taxes	$29,646	$25,425	$75,224	$55,257

Depreciation/Amortization	$14,847	$15,278	$45,556	$46,552
Capital Expenditures	$16,186	$19,710	$54,282	$51,922

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Oct. 2, 2004	Jan. 3, 2004
Cash and short-term investments	$134,046	$181,112
Receivables	248,963	234,219
Inventories	92,686	75,150
Other current assets	20,871	32,685

Total current assets	496,566	523,166

Plant and equipment, net	293,038	286,347
Other assets	81,479	76,510

Total Assets	$871,083	$886,023

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$124,107	$132,841
Other accrued liabilities	87,605	66,888
Current maturities of long-term debt	25,479	24,122

Total current liabilities	237,191	223,851

Long-term debt	68,331	87,712
Deferred income taxes	14,572	14,793
Other noncurrent liabilities	43,628	46,238
Shareholders' investment	507,361	513,429

Total Liabilities and Shareholders' Investment	$871,083	$886,023

Statement of Cash Flows	9 Months Ended September
	2004	2004
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$48,374	$34,457
Adjustments to reconcile net earnings to
net cash provided
Depreciation and amortization	45,556	46,552
Deferred income taxes	(729)	2,050
Tax benefit from the exercise of stock options	1,110	1,404
Gain on sale of fixed assets	(637)	(388)
Change in assets and liabilities	(15,283)	2,829
Other	148	--

Cash provided by operating activities	78,539	86,904

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(54,282)	(51,922)
Proceeds from sale of fixed assets	2,384	436
Acquisition of business	--	(2,379)

Cash used for investing activities	(51,898)	(53,865)

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt, net	(17,988)	(17,822)
Dividends paid	(13,007)	(12,402)
Proceeds from exercise of stock options	2,053	5,891
Repurchase of common stock	(44,353)	--

Cash used for financing activities	(73,295)	(24,333)

Effect of exchange rate changes on cash
and cash equivalents	(412)	6,702

Net (decrease) increase in cash	$(47,066)	$15,408